Exhibit 10.53
THIRD AMENDMENT TO SPLIT-DOLLAR AGREEMENT BETWEEN
MASTEC, INC. AND AUSTIN SHANFELTER
DATED NOVEMBER 1, 2002
     This Amendment made and entered into this 22nd day of June, 2007, effective as of such date, by and between MasTec, Inc., a Florida corporation, with principal offices and place of business in the State of Florida (the “Corporation”) and the Austin Shanfelter Irrevocable Trust (the “Assignee”).
     WHEREAS, the Corporation and Austin Shanfelter, an individual residing in the state of Florida (the “Employee”), entered into a Split-Dollar Agreement on November 1, 2002 (the “Agreement”) to govern the rights and obligations of the parties with respect to that certain life insurance policy issued by John Hancock Variable Life Insurance Company (the “Policy”), insuring the life of the Employee and his wife, Pam Shanfelter (collectively the “Insureds”), which Policy is described in Exhibit A of the Agreement;
     WHEREAS, on December 1, 2002, in accordance with paragraph 11 of the Agreement, the Employee absolutely and irrevocably assigned all of his right, title and interest in and to the Agreement to the Assignee; and
     WHEREAS, in accordance with paragraph 13 of the Agreement, the parties desire to amend the Agreement to modify certain of their respective rights and obligations with respect to such Policy;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto hereby amend the Agreement, as follows, effective as of the date first above written.
     1. Paragraph 8 is amended by deleting the paragraph in its entirety, and substituting the following in lieu thereof:
     8. Termination of the Agreement During the Employee’s Lifetime. This Agreement shall terminate, during the Employee’s lifetime, without notice, upon the occurrence of any of the following events: (i) the Corporation’s (A) bankruptcy (with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)), or (B) dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended (“Code”); or (ii) the date of a change in control, within the meaning of Code Section 409A, due to (A) one person, or more than one person acting as a group, acquiring ownership of stock of the Corporation constituting more than 50% of the total fair market value or total voting power of such stock, or (ii) a majority of the Corporation’s board of directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Corporation’s board of directors prior to the date of such appointment or election.
     2. The first sentence of Paragraph 9a is amended by deleting the sentence in its entirety, and substituting the following in lieu thereof:
     For sixty (60) days after the date of the termination of this Agreement during the Employee’s lifetime (or, if later, through January 1, 2008 following such termination), the Employee shall have the assignable option to purchase the Policy from the Corporation.
     3. The first sentence of Paragraph 9b is amended by deleting the sentence in its entirety, and substituting the following in lieu thereof:
     If the Employee or his assignee fails to exercise such option within such sixty (60) day period (or, if applicable, through January 1, 2008), then the Corporation shall be vested with all ownership rights under the Policy; without limitation, the Corporation may maintain, cancel or surrender the Policy at any time.
     4. Except as herein amended, the parties hereby ratify and confirm the Agreement in all respects, effective as of the date first above written.

MASTEC, INC.
By:	/s/ Jose Mas
Jose Mas, President & CEO

/s/ Austin Shanfelter
Austin Shanfelter
“Employee”